Exhibit 4.1     Advisory and Consulting Agreement


                          Number of Shares and Options
                          ----------------------------

     4.1(a)                       4,500,000

     4.1(b)                         250,000


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                                                                  Exhibit 4.1(a)


                              CONSULTING AGREEMENT



                              CONSULTING AGREEMENT
                              --------------------


This Consulting Agreement ("Agreement") is to be effective as of the 11th day of March, 2002, by and between Aquatic Cellulose International Corporation, ("Company"), with offices located at 3704 32nd Street, Suite 301, Vernon, British Columbia, VIT5N6, and Barry R. Clark ("Consultant"), an individual, having his principal address at 375 Walnut Avenue, Suite G, Carlsbad, CA 92008.

For the purposes of this Agreement, either of the above shall be referred to as a "Party" and collectively as the "Parties".

The  Parties  hereby  agree  as  follows:


1. APPOINTMENT OF BARRY R. CLARK. Company hereby appoints Consultant and Consultant hereby agrees to render services to Company as a Marketing and Sales Representative.

2. SERVICES. During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its and his overall progress, needs, and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

          (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products, and services;

          (b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

          (c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company.

          (d) The identification, evaluation, structuring, negotiating, and closing of joint ventures, strategic alliances, business acquisitions, and advise with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and


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          (e)  Advise  and  recommendations  regarding  corporate  financing including the structures, terms, and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing, and other preferred and common stock equity private or public financing.

          (f) Nothing in this Agreement shall be in any way demand, entice or require Consultant to circumvent or violate the provisions of Form S-8 of the Securities Act of 1933, as amended, including, but not limited to, providing any service that is in connection with the offer or sale of securities in a capital-raising transaction or to directly or indirectly promote or maintain a market for the Corporation's securities.


     TERM. The term ("Term") of this Consulting Agreement shall be for a period of twelve (12) months commencing on the date hereof. The contract will automatically be extended for an additional four (4) months. Either party hereto shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other party after the first twelve (12) months.

3.   COMPENSATION.  See  Attachment  "A".

4. CONFIDENTIALITY. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this Consulting Agreement, any trade secrets or other information designated as confidential by Company which is acquired by Consultant in the course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

5. INDEMNIFCATION. Company, its agents or assigns hereby agree to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Consulting Agreement, whether or not Consultant is party to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder.

6. INDEPENDENT CONTRACTOR. Consultant and Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company.

7. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement


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     is  non-exclusive  and  cannot  be  modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. This Consulting Agreement shall be governed by the laws of the State of California without reference to the conflict of law principles thereof. In the event of any dispute as to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

8. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the addresses above and to the attention of the persons that have signed below.


Please confirm that the foregoing sets forth our understanding by signing the enclosed copy of this Consulting Agreement where provided and returning it to me at your earliest convenience.


All Parties signing below do so with full authority:


PARTY  RECEIVING  SERVICES:                        PARTY  PROVIDING  SERVICES:

AQUATIC CELLULOSE INTERNATIONAL CORPORATION        BARRY R.CLARK,AN INDIVIDUAL

/s/  Gary Ackles                                   /s/  Barry R. Clark
-----------------------------                      -----------------------------
Gary Ackles, President & CEO                       Barry R. Clark, an individual


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                                 ATTACHMENT "A"
                                 --------------


PAYMENT FOR SERVICES:


A. For the services rendered and performed by Barry R. Clark during the term of this Agreement, Company shall, upon acceptance of this Agreement: Pay to Barry R. Clark four million and five hundred thousand (4,500,000) free-trading shares of AQCI stock for twelve (12) months of service.



Accepted with full authority:


Aquatic Cellulose International Corporation


By:  /s/  Gary Ackles
   -------------------------------
   Gary Ackles, President & CEO


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                                                                  Exhibit 4.1(b)


                              CONSULTING AGREEMENT


     AGREEMENT, effective as of the 8th day of July, 2002, between Aquatic Cellulose International Corporation, a Nevada Corporation (the "Company"), of 3704 32nd Street, Vernon BC, VIT 5N6, and Owen Naccarato (the "Consultant"), of 19600 Fairchild, Suite 260, Irvine, California 92612.

                                   WITNESSETH

     WHEREAS, the Company requires and will continue to require consulting services relating management, strategic planning and marketing in connection with its business; and

     WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

     WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1.     APPOINTMENT.
            -----------

     The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

     2.     TERM.
            ----

     The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on October 7, 2002, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

     3.     SERVICES.
            --------

     During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning legal and financial matters and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

          (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services; and

          (b) Advise the Company relative to its legal needs relating specifically to its corporate transactional needs.

     4.     DUTIES OF THE COMPANY.
            ---------------------

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the


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accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

     5.     COMPENSATION.
            ------------

     The Company will immediately grant Consultant the option to purchase 250,000 shares of the Company's Common Stock with an exercise price at $.04 per share, which option shall expire on October 7, 2002 at 5:00 P.M. P.S.T. Consultant in providing the foregoing services, shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

     6.     REPRESENTATION AND INDEMNIFICATION.
            ----------------------------------

     The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

     7.     MISCELLANEOUS.
            -------------

     Termination:     This Agreement may be terminated by either Party upon
     -----------
written notice to the other Party for any reason which shall be effective five
(5) business days from the date of such notice. This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

     Modification:     This Consulting Agreement sets forth the entire
     ------------
understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

     Notices:     Any notice required or permitted to be given hereunder shall
     -------
be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

     Waiver:     Any waiver by either Party of a breach of any provision of this
     ------
Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

     Assignment:     The Options under this Agreement are assignable at the
     ----------
discretion of the Consultant.

     Severability:     If any provision of this Consulting Agreement is invalid,
     ------------
illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.


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     Disagreements:  Any dispute or other disagreement arising from or out of
     -------------
this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Los Angeles County, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

     IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

Aquatic Cellulose International                         Consultant




/s/  Gary Ackles                                    /s/  Owen Naccarato
---------------------------                         -------------------------
Gary Ackle                                          Owen Naccarato
Chief Executive Officer


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